CELSIUS.

CONFIDENTIAL

Date: April 12th, 2021

To: Paul Storey

From: John Fieldly, President & CEO
Celsius Holdings, Inc.

Subject: Employment Offer

Dear Paul,

I would like to make you the following offer to join the Celsius team as SVP of Operations, effective as of May 3rd 2021.

The SVP of Operations role encompasses all assigned tasks discussed by the President & CEO, in conjunction with the goals of the brand. Your onboarding paperwork will be provided by Sherri Lopes. Sherri Lopes is our internal HR, Office Manager and Executive Asst.

Employment will be based out of the Boca Raton office full time.

Details of your offer are:

Base Salary	$310,000 Annually for year 1 and 2, eligible for increase at year 3
Annual Bonus	20% Eligibility at Goal paid annually on March 15th or as soon as practicable post audit
Phone Allowance	$100 allowance per month
Stock RSU	$500,000 value, vesting in 5 equal installments on the anniversary grant date upon continued employment with the Company, grant price based on 10dvwap to be established on issuance date within 90 days of employment. Upon full acquisition RSU's will vest. Also employee will be eligible for annual option issuances to be approved by BOD in future years
Vacation	3 weeks vacation on a use it or lose it calendar basis starting in 2021
Benefits	Celsius Health/Welfare Program – Effective 30 days after start date
401K	Up to a 4% match, eligible after 6 months
Moving	Up to $60k in usual and customary relocation costs

- Including home finding/ final travel & temporary housing
    - Moving reimbursement costs will be available from initial 90 days of employment

This offer is contingent on you passing a drug test, as the company is a drug-free worksite.

The Celsius Team extends our best wishes to you as a new member of our Team.

John Fieldly, CEO ______________ Date: 4/12/21

Paul Storey, ______________ Date: 4-12-21